NOTIFICATION  OF  THE  REMOVAL  FROM  LISTING  AND REGISTRATION OF THE STATED
SECURITIES

The American Stock Exchange LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 2, 2008 pursuant to the provisions of Rule 12d2-2 (a). 17CFR240.12d2-2(a)(2)

The removal of Morgan Stanley PLUS Based on the Dow Jones Industrial Average, maturing May 20, 2008 is being effected because the Exchange knows or is reliably informed that the entire class of this security was redeemed or paid at maturity or retirement on May 20, 2008.

The security was suspended by the Exchange on May 21, 2008.